COLLABORATION AGREEMENT

Between

FIRSTEC SA, rue du Grand-Pre 70, 1202 Geneva

Represented by Mr. Jean-Claude Vaudroz

and

SES Societe d’Energie Solaire SA, hereinafter referred to as “SES”

Route de Saint-Julien 129, 1228 Plan-les-Ouates

Represented by Mr. Philippe Crisafulli

***

SPECIFICATIONS

FOR THE CIRCUIT BOARD FOR SUNPOWER SOLAR CELLS

1.	PURPOSE

To produce a two-sided [handwritten addition: if possible] circuit board for SUNPOWER cells.

The component side of the circuit must include machining for the house of the cells at a depth of 310um. These housings will allow the alignment of the cells, which must be within a degree of tolerance of +/- 0.05 mm.

The component surface must be lack on the front. [handwritten addition: series circuit OK]

The [pistes de puissance (lit. “power tracks”)] must withstand from 50 V to 10 A maximum.

The width of the circuit is from 1 to 2 mm for 72 cells, 0.5 to 0.75 mm for 6 cells.

2.	STUDY

The study must include the development of the circuit board, the development of an electronic control that provides information on the operating condition of the panel. [handwritten addition: budget printing]

This information must include an indicator reading “operational/not operational” and give a fault condition so that this information can be processed automatically and the defective panel identified (there are many panels on a roof, so they are not accessible from the rear).

3.	OBJECTIVE [handwritten addition: Not included in the 1st Budget]

[handwritten addition: a] To define the machine required to produce circuit boards to maximum dimensions of 1559 mm x 789 mm.

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[handwritten addition: b] To produce a machine for assembling the components of the circuit board.

[handwritten addition: c] To define the soldering oven required for the circuit boards.

[handwritten addition: Budget for producing a, b and c will be included in the prod. line]

4.	CONFIDENTIALITY

While collaborating with SES, FIRSTEC SA, on its own behalf and on behalf of its partners and subsidiaries, agrees to maintain exclusive confidentiality regarding all information about the development of the panels, cells and processes, and everything resulting from it such as drawings, trials, documentation, etc., and not to disclose any of this information to third parties outside SES and this project.

Everything developed as part of this project is [handwritten addition: becomes] the intellectual property of SES.

Done at Geneva in duplicate, this July 19, 2005.

FIRSTEC CA Jean-Claude Vaudroz [signed]	SES Societe d’Energie Solaire SA Philippe Crisafulli [signed]

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Jean-Claude VAUDROZ

From:	SES Societe d’Energie Solaire SA [ses@societe-energie-solaire.com]
Sent:	Friday July 15, 2005 12:07
To:	Jean-Claude VAUDROZ
Re:	collaboration
Priority:	High

Dear Sir,

Attached is a draft agreement that I invite you to sign if you accept it.

With regard to payment, which must remain confidiential, I propose CHF 20,000 on signing and CHF 30,000 when the project is completed.

I would like to be able to meet with you next week, on whatever day is convenient for you, to hammer out the details.

I look forward to hearing from you.

Sincerely,

SES Societe d’Energie Solaire SA

Philippe Crisafulli

Tel. +41 22 884 14 84

Mobile +41 79 629 12 23

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